Exhibit 99.1

Safe and Green Development Corporation Executes Contract to Sell St Mary’s Site for $1.35M

MIAMI, Fla, Feb. 05, 2024 (GLOBE NEWSWIRE) -- Safe and Green Development Corporation (NASDAQ: SGD) (“SG Devco” or the “Company”) is pleased to announce that it has entered into an agreement to sell its St Mary's property to Pigmental Studios for $1.35 million. The St Mary’s property consists of approximately 29 acres zoned for a manufacturing facility. After discussions with the City & Pigmental Studios, the Company decided to sell the property to accommodate Pigmental Studios’ expansion in the area. The Company remains interested in the St Mary’s region and will remain active via its investment in the Cumberland Inlet Project.

This pending sale of the St Mary’s property is a result of the Company’s previously announced plan to strategically monetize its real estate holdings by identifying markets where SG DevCo’s land may have increased in value. Moreover, this expected sale above the Company’s purchase price is demonstrative of the increase in value of the Company’s properties over the last few years. The transaction is expected to close on or about April 1st , 2024.

Pigmental Studios is an animation studio focused on the development of high value, internally owned IP in feature films, TV series, Gaming and L&M allowing the use of the characters and story in multiple platforms and sequels, derivatives, and other exploitation avenues.

David Villarreal, President & CEO of Safe and Green Development Corporation, stated, “It has been a pleasure to deal with Pigmental and I could not be happier that the St Mary’s property is in the hands of such a great company. We believed this was the opportune time to sell the property which sale strengthens our balance sheet and provides us with the flexibility to move forward on other real estate properties and various projects that we are developing and considering.”

About Safe and Green Development Corporation

Safe and Green Development Corporation is a leading real estate development company. Formed in 2021, it focuses on the development of sites using purpose-built, prefabricated modules built from both wood and steel, sourced from one of Safe & Green Holdings Corp.’s factories operated by Safe & Green Holdings’ SG Echo subsidiary. More information about SG DevCo can be found at www.sgdevco.com.

Safe Harbor Statement

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and include statements regarding the Company remaining active in the St. Mary’s region via its investment in the Cumberland Inlet Project, this being the opportune time to sell the property and the sale providing flexibility to move forward on other real estate properties and various projects the Company is developing and considering. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risk that the Company may be unable to continue to monetize its real estate holdings as contemplated and other factors discussed in the Company’s Form 10 registration statement and its subsequent filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Safe and Green Development Corporation undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.